SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 6, 2000

LCA-Vision Inc.

(Exact name of Registrant as specified in its Charter)

Delaware (State or other jurisdiction of incorporation)	0-27610 (Commission File No.)	11-2882328 (IRS Employer Identification Number)

7840 Montgomery Road, Cincinnati, Ohio (Address of principal executive offices)	45236 (Zip Code)

Registrant's telephone number, including area code: (513)792-9292

N/A

(Former name or former address, if changed since last report)

Item 5. Other Events

LCA-Vision Inc. issued a press release announcing it expects consecutive quarter procedure growth to exceed 20% in the first quarter.

Item 7. Financial Statements and Exhibits

(a) Exhibits

99.1 Press Release dated March 6, 2000

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LCA-VISION INC.

Date: March 6, 2000	By:/s/Larry P. Rapp ---------------------------
Larry P. Rapp, Chief Financial Officer

Contacts:	Stephen Joffe, Chairman & CEO Larry Rapp, Treasurer & CFO LCA-Vision Inc. 513-792-9292	Joel Pomerantz (Media) Art Gormley (IR) The Dilenschneider Group 212-922-0900

LCA-VISION EXPECTS CONSECUTIVE QUARTER PROCEDURE GROWTH TO

EXCEED 20% IN FIRST QUARTER

Consumers Respond to Affordable LasikPlus

ORLANDO, Florida--March 6, 2000--Addressing the Raymond James Healthcare Conference here today, Stephen N. Joffe, LCA-Vision chairman and CEO, told investors that he expects first-quarter laser vision correction (LVC) procedures to be at least 20 percent higher than the 8,541 procedures performed in the fourth quarter of 1999. LCA-Vision (NMS:LCAV) is a leading U.S. provider of laser vision correction services.

"The open access centers we converted to value priced LasikPlus in the fourth quarter are beginning to hit their stride," Mr. Joffe said. "We are currently on track to easily surpass 20 percent consecutive-quarter growth when we report first-quarter procedures about a month from now. This would translate into at least a 40 percent year-over-year increase in first-quarter procedure volume."

He also reiterated LCA-Vision's support for the recently announced royalty reduction by laser manufacturer VISX (NASDAQ:VISX): "We applaud VISX's decision to lower the royalty payment. It will provide a substantial boost to net income this year and spark even faster growth in the LVC sector. Their decision validates our long-held position that affordability is the key to accelerating growth.

At $2,995 for both eyes, LasikPlus is already priced 40% below the industry norm, and we continue to believe that affordable pricing will result in more business for everyone. What distinguishes LCA-Vision, however, is that our business model is designed to generate handsome margins at these price levels. For us, LasikPlus was a catalyst not an afterthought that's called Leadership."

LCA-Vision, which currently owns and operates 24 laser vision correction centers in the U.S., Canada, and Europe, plans to open at least 10 new LasikPlus centers in the U.S. this year. More than 80 million Americans who wear eyeglasses or contact lenses are currently eligible for laser vision correction.

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This release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, the impact of competition and pricing, procedure demand and marketplace acceptance, and unforeseen fluctuations in operating results and other risks detailed from time to time in the company's filings with the Securities and Exchange Commission.